Exhibit 99.1

Amarin Announces Board Departures

DUBLIN, Ireland and BRIDGEWATER. N.J., March 6, 2023 (GLOBE NEWSWIRE) — Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today announced that, in the interest of the Company to avoid further proxy contests, all seven independent non-Sarissa board members: Adam Berger, Erin Enright, Geraldine Murphy, Kristine Peterson, Dr. Murray Stewart, Jan van Heek and Alfonso “Chito” Zulueta will resign from the Board of Directors, effective immediately.

The departing members of the Amarin Board issued the following statement:

Following the 2023 Special Meeting of Shareholders, we have made the decision to resign from the Amarin Board. Amarin shareholders have strongly backed Sarissa and its slate of directors, and we are stepping down to allow Sarissa, as it has requested, to gain immediate control of the Company. We continue to believe in Amarin’s value potential, and are confident we leave the Company with a strong leadership and management team. We wish the new Sarissa directors good luck as they attempt to realize additional shareholder value.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of securities laws, including the Private Securities Litigation Reform Act of 1995, including beliefs about the future of Amarin. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended December 31, 2022, and its other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449